November 23, 2004 Script Third Quarter Conference Call

Opening Remarks:

Good morning ladies and gentleman, and welcome to the Duckwall Alco Stores third quarter conference call. As you can see from our press release we have a number of activities to report. We were very disappointed with our earnings for this quarter. Even though the stimulus from the tax credits cycled through last year and we continue to face a softer economy, we nevertheless expected to perform at a higher level despite significant one time charges that did impact this quarter.

At our Board Directors meeting I advised our directors that for personal reasons I felt that after almost 17 years as President and almost that long as Chairman of the Board that it is now time to retire. I will continue to remain as President and CEO and a member of the Board until April 30, 2005 or I will leave prior to this date if my successor is appointed before April 30th.

After I announced my retirement, the Board then appointed Warren Gfeller as Chairman of the Board. Warren has been on our Board since December of 2003. He has an excellent background. Warren is currently or has served on numerous public and private Boards such as Inergy LP, Zapata Corporation, Athenix Solutions, Tatge Manufacturing, Gardner Bancshares, Inc. and Houlihan's Restaurant Group. In addition to these Board Positions, Warren comes to us with excellent operation's experience. He was President and CEO of Ferrellgas, Inc. for seven years, which is the largest distributor of propane gas in the United States. The Company will engage an executive search firm to assist the Board in the hiring of a new President who will serve as the CEO. Warren will be on the search committee as well as chair this committee and will continue to serve as Chairman of the Board after my successor is hired.

Before turning to Warren for his overview, I would like to take just a few minutes to express my appreciation for the opportunity I have been given to serve this great Company and all of its constituencies, as well as to offer my perspective on its future. I am deeply grateful for the unwavering support I have received from the Board, our management team and all of our associates. Their teamwork, dedication and commitment have enabled the Company to achieve a great deal during my lengthy tenure as CEO.

We used the limited financial resources available to us after emerging from a bankruptcy reorganization to generate significant growth in our business, dramatically improve our financial strength and deliver impressive increases in market value for our shareholders. Our team accomplished these objectives despite a sea change in the competitive environment for retailers. To deal with the challenges presented by retailing behemoths like Wal-Mart, we developed and implemented a new strategy of focusing on under-served markets that has served us well.

However, significant challenges still lie ahead of us, including increasing sales by improving our merchandising mix and practices and reducing inventory levels and SG&A expenses by improving our operating efficiency. I am firmly convinced that the resourcefulness, strength of will and integrity that has been consistently demonstrated by our people will enable us to successfully meet all of these challenges. We welcome new ideas and better ways of doing things in order to improve our performance. To that end, we engaged AlixPartners, a leading consulting firm, to provide strategic business advice on how we could increase sales, reduce operating expenses and improve our competitiveness. Their report was received three weeks ago and provided some insights and information that was useful. We are incorporating those into our own short-term actions and working with the Board in that regard. The Company's long-term initiatives and strategic plans will be developed and implemented under the leadership of the new CEO.

As you are aware, we have recently separated the positions of CEO and Chairman of the Board and are also adding two new outside Board members. In taking this action, we have implemented best corporate governance practices and have a structure that is most conducive to setting the strategic agenda properly as well as challenging and supporting management to deliver superior performance. Not only do we have the right structure, but we also have the right person to establish a template for how a CEO and an independent Chairman of the Board can collaborate to provide vision, leadership and an example of teamwork to be followed throughout the organization. The extensive management background of our new Chairman that I described earlier, as well as the skills and experience that will come from our new Board members, will give our Board and our new CEO a deep reservoir of knowledge and judgment to draw upon in moving this Company forward.

I care very deeply about this Company, the fine people who lead it and make it run and the communities we serve. I plan to be actively engaged in performing my regular duties until my successor is hired and will assist in any way I can to ensure a smooth and effective transition to the new CEO. I have learned a great deal during my tenure and will be available to serve as a resource after I depart if my input would be helpful.

I believe this Company has the potential to grow and can be much more than it is today. I would now like to introduce Warren Gfeller to you.

On behalf of the Board of Directors, the associates and shareholders of Duckwall-ALCO, I would like to thank Glen for his outstanding service over the years. We have all benefited from his commitment to the Company as well as his high ethical standards. We will all miss Glen and wish him the best in his retirement.

I am committed to being actively engaged in the search process for a new CEO and two new board members which we have already begun. I am convinced that we can attract top flight talent with the skills, experience, vision and energy that are needed to fill these very important positions. I intend to be a proactive Chairman which, along with the other members of the Board, will challenge, encourage and support management in delivering superior performance for the benefit of our shareholders, associates and the communities we serve.

Thanks  Warren,  I would now like to ask Dick  Mansfield,  our  Chief  Financial
Officer, to review our third quarter and year-to-date results .............Dick.

Mansfield remarks during Q3 F05 Conference Call



Thanks Glen,

This was a quarter in which we saw a decline in our net earnings compared to last year, but the decline can be more than explained by unusual, largely non-recurring items. Let me walk you through the key operating results for the third quarter and nine months:

Third Quarter
-------------

The following comments relate to the third quarter ended October 31st, 2004:

Net sales increased 1.3% to $99.9 million, while same-store sales were unchanged when compared with the prior year quarter. We believe that, when compared to last year, sales were negatively impacted by higher gasoline prices that affected discretionary consumer spending, along with the absence of Federal Income tax rebates that benefited our sales in last year's third quarter. Nonetheless, sales were not up to our expectations for the quarter, and we are taking steps to address this.

Gross margin increased slightly to 34.3% of sales from 34.2% last year. This improvement was primarily the result of lower shrinkage costs and the ongoing success of our logistics department in controlling transportation costs despite significantly higher fuel prices. These benefits were partially offset by a shift in sales mix that increased the percentage of sales derived from lower-margin consumable products.

Operating expenses increased to 33.6% of sales from 33.0% last year. The 60 basis point increase was primarily attributable to the Company's previously announced engagement of AlixPartners as our strategic business advisors. The Company also experienced increases in medical and store opening expenses, which were partially offset by lower general insurance, remodeling and distribution center costs. The Company has not been totally satisfied with the results of earlier actions taken to reduce medical insurance expenses, and we are currently evaluating other ways to further control those costs.

Earnings from continuing operations totaled $210,000, or $0.05 cents per diluted share, in the most recent quarter, compared with $530,000, or $0.12 per diluted share last year. The decline in earnings from continuing operations was entirely due to the fees we paid AlixPartners, which approximated $328,000, or $0.07 cents per diluted share, as well as increased medical insurance costs, which unfavorably impacted the quarter by $157,000, or $0.03 per diluted share. Excluding these two factors, earnings from continuing operations increased $165,000, or 31%, from the prior-year period. As I mentioned earlier, the Company is evaluating ways to further reduce its medical insurance costs.

The Company reported a loss from discontinued operations of $256,000, or $0.06 per diluted share, compared with a loss from discontinued operations last year of $7,000, or $0.00 per diluted share. The higher loss this year was primarily due to the closure of 3 ALCO stores during the 3rd quarter this year, whereas no stores were closed in last year's 3rd quarter.

Net loss for the quarter, including results from discontinued operations, totaled ($46,000), or ($0.01) per diluted share, compared with net earnings of $523,000, or $0.12 per diluted share last year. Items that were largely non-recurring such as the AlixPartners fees and store closing expenses coupled with an unusual spike in medical insurance expense were responsible for more than the $0.13 per share reduction in net earnings relative to last year's third quarter. Excluding such largely non-recurring items, net earnings would have increased $165,000 (32%), or $0.04 per diluted share for the quarter.

That concludes my comments about the third quarter.

Nine Months
-----------

The following comments relate to the first nine months of the current fiscal year:

Net sales increased 2.0% to $310.2 million, while same-store sales were flat.

Gross margin held steady at 33.4% of sales.

Operating expenses as a percent of sales increased to 32.0% this year from 31.7% last year, primarily due to the AlixPartners advisory fees and higher medical and general insurance costs, which were partially offset by lower store opening and remodeling expenses.

Interest expense declined to $929,000 from $1,075,000 last year, primarily as a result of lower average borrowings, partially offset by increased interest rates.

Earnings from continuing operations totaled $2,187,000, or $0.49 per diluted share, compared with $2,520,000, or $0.58 per diluted share last year. The decline of $333,000, or $.09 per diluted share, in nine-month earnings was primarily due to $328,000 ($0.07 per diluted share) in AlixPartners advisory fees, along with medical and general insurance cost increases of $1,055,000 ($0.24 per diluted share). These were partially offset by decreases of $417,000 ($0.09 per diluted share) in store opening and remodeling expenses.  These  factors net to  $966,000,  or $0.22 per diluted  share,  and excluding these items, earnings from continuing operations increased $633,000, or 25%.

Loss from discontinued operations totaled $358,000, or $0.08 per diluted share, during the first nine months of Fiscal 2005, compared with net earnings from continuing operations of $160,000, or $0.04 per diluted share last year. Last year included a gain on the sale of a store of approximately $259,000, or $0.06 per share, and this year included higher costs associated with store closings.

Net earnings totaled $1,829,000, or $0.41 per diluted share, compared with $2,680,000 or $0.62 per diluted share last year. The factors causing this decline have been explained previously.

Conclusion
----------

I would just like to conclude my remarks by pointing out that if it hadn't been for largely non-recurring items and unusual spikes in medical and general insurance expenses, our third quarter and nine month earnings would have exceeded prior-year levels.

And with that, I'll turn it back to you Glen.

Shank Additional Comments

I would like to review our third quarter activities.

        1. We remodeled 3 stores in the third quarter, bringing the total number of remodeled stores to 103. Through the 3rd quarter the Company has also opened a net total of 19 ALCO stores with the new format, which raises the total number of ALCO stores with this format to 122 as of October 31st. One of the stores remodeled was a Market Place store. We recently opened a third Market Place store in November, giving us three Market Place stores. These Market Place stores have been placed in different markets to determine how we can be the most successful. Based on our limited experience, we are seeing stronger performance from some stores versus others. I believe that further review will need to be done, but I do believe we have a concept that can be expanded in the future if properly managed.

          2. As I mentioned in the last meeting, we are self-insured for medical insurance. Since medical insurance costs spiked in the first half of the year, we responded by taking steps to increase premiums paid by the associates and by implementing other changes that are designed to control future expenses. The expenses for this quarter were still higher than we anticipated.

               Our current program can not be changed until August of 2006. However, if we continue to experience higher costs, we may be forced to raise the employee contribution before then.

          3. Another item that negatively impacted our earnings for the quarter was the closing of three stores. One of the stores had a fire. We had the option of going back into that market. However, it was a marginal market at best, so we chose not to return. Because we chose not to reopen in this market we had a write off on the remaining lease obligation of $109K. Aside from our deductible, our insurance covered everything but the payments that were required after the completion of the construction of the building.

               We had two other stores that were old stores in very competitive markets. We had the opportunity to renew the leases for five years on each of these stores. We felt that in the long term this was not in the best interest of the Company. The merchandise was transferred to two stores that we are opening in November. It is much easier to stay in a store than to make the decision to close it. However, I know that if you don't think that you can turn it around then it is time to bite the bullet.

          4. As I mentioned earlier, we were very disappointed in our comp sales for the quarter. We were up against some of our best comp sales from the previous year. We felt that we really benefited from the tax credits, which cycled through the third quarter of last year with no such tax stimulus in this year. In addition, I believe the higher gasoline prices have also affected consumer spending. We are seeing less discretionary spending in non-consumable products. However, we are seeing a trend, even in this quarter, where the consumable products such as foods, health and beauty aids, consumables in house wares, and pet foods are producing sales gains.

               Even though we were not pleased with sales, we would have had almost a flat quarter if you consider the one time expense for AlixPartners and the 3 store closings.

          5. We continue to see very nice reductions in shrinkage. For this quarter our shrinkage at retail was reduced by $692,000 or 30% from prior year levels.

          6. We are now going into the most important quarter of the year. Our performance level has not been up to our expectations, and we will be working on all fronts to make this a strong quarter. We will be looking for ways to increase sales through our promotional activities, establishing contests to create additional excitement and executing in all areas. In addition, we will be looking for a ways to reduce our inventories and come out the year very clean. We will be looking for places to cut SG&A starting at the corporate level. As always, it is our goal to make sound decisions that will benefit the shareholders now and in the future.

With that we would now like to open the call to questions from the participants in this conference call. We would like to limit each participant to two questions so that everyone has an opportunity to have their questions answered. Operator, if you would open the question and answer session, please.